Exhibit 24.1

Capital Point

September 9, 2018

Re: Approval of Signatory Rights

I, the legal advisor of Capital Point Ltd. ("the Company"), hereby confirms that pursuant to the resolution of the Company's Board of Directors dated April 9, 2018, the signatory rights of the Company are as follows:
1.	* * *
2.	* * *
3.	The joint signature of two representatives from Group B together with the Company stamp or its printed name shall bind the Company in any matter.
4.	* * *
5.	* * *
6.	* * *
The list of groups is as follows:

Group A	Group B	Group C	Group D
* * *	* * * Yossi Tamar ID Number: * * * Shay Itshak Lior ID Number: * * * Arie Weber ID Number: * * * * * *	* * * * * * * * * * * *	* * * * * *
7.	The aforesaid decision of the board of directors was duly accepted.
Sincerely,

/s/ Ori Zanco
Ori Zanco, Adv.
Legal Advisor
Capital Point Ltd.